SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 3, 2005 (June 3, 2005)

HARKEN ENERGY CORPORATION

(Exact Name of registrant as specified in its charter)

Delaware	1-10262	95-2841597
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

180 State Street, Suite 200 Southlake, Texas	76092
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (817) 424-2424

Former Name or Former Address, if Changed Since Last Report: Not applicable

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 7.01 REGULATION FD DISCLOSURE

On June 3, 2005, Harken Energy Corporation (AMEX: HEC) (“Harken”) announced that Harken has exercised all of its outstanding warrants to purchase 6,487,481 ordinary shares in its subsidiary, Global Energy Development PLC (“Global”), at a price of 60 UK pence per share for a total cash consideration of approximately US$7.1 million. These warrants were set to expire on August 8, 2005. As a result of the exercise of its warrants, Harken’s ownership in Global has increased to approximately 74% of the total share capital of Global.

As of June 3, 2005, certain of Global’s minority shareholders continue to hold outstanding warrants for 177,001 Global ordinary shares at an exercise price of 60 UK pence per share that expire on August 8, 2005. Additionally, Lyford Investments Enterprises, Ltd. (“Lyford”) continues to hold warrants to purchase 7,000,000 ordinary shares of Global which are currently held by Harken; these warrants have an exercise price of 50 UK pence per share and expire on October 7, 2005. Harken’s ownership in Global could decrease to approximately 54% if or when all of these remaining warrants are exercised.

Additional information is contained in Harken’s press release, issued June 3, 2005, filed as Exhibit 99.1 to this Current Report.

ITEM 9.01. FINANCIAL STATEMENTS AND EXHIBITS

Exhibit Number	Description
99.1	Press Release issued June 3, 2005

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Harken Energy Corporation
(Registrant)

Date: June 3, 2005	By:	/s/ ELMER A. JOHNSTON
Elmer A. Johnston
Vice President, Secretary and General Counsel

List of Exhibits

Exhibit Number	Description
99.1	Press Release issued June 3, 2005